EXHIBIT B

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS

APOLLO MEDICAL HOLDINGS, INC.

CONVERTIBLE PROMISSORY NOTE

$_________________	_____________, 2009

FOR VALUE RECEIVED, the undersigned, APOLLO MEDICAL HOLDINGS, INC. (AMEH.OB), a company organized under the laws of the State of Delaware (the "Company"), promises to pay to the order of _________________ or its registered assigns (the "Holder"), the principal sum of ______________ dollars ($___________), with interest from the date hereof at the rate of 10% per annum on the unpaid balance hereof until paid.

1. Principal. If not earlier converted pursuant to Section 3(a) hereof, the principal of this Note shall be payable on January 31, 2013 ("Due Date").

2. Interest. The Notes will bear interest at a rate of 10.0% per year. Interest (including additional interest, if any) will be paid semi-annually in arrears on January 31st and July 31st of each year beginning on January 31st, 2010.

Interest will be paid to the person in whose name a note is registered at the close of business on January 15th and June 15th as the case may be (whether or not the day is a business day), immediately preceding the relevant interest payment date. Interest on the Notes will be computed on a 360-day year comprised of twelve 30-day months and will accrue from the date of the original issuance of the Notes. If any interest payment date falls on a date that is not a business day, such payment of interest (or principal in the case of the final maturity date or any earlier repurchase date for the Notes) will be made on the next succeeding business day, and no interest or other amount will be paid as a result of any such delay.  For purposes herein, an "Event of Default" exists if the Company fails to make a payment required by Section 1 or 2 hereof, and such failure is not cured within 10 days following written notice from the Holder.

3. Conversion Events and Mechanics of Conversion.

(a) Conversion. The noteholder may convert the principal and unpaid interest to the Company's Common Stock at any time on or before the maturity date.
(b) Mechanics of Conversion. The Company shall not be obligated to issue certificates evidencing the Common Stock issuable upon a Conversion Event unless this Note is either delivered to the Company, duly endorsed, at the office of the Company, or the Holder notifies the Company that this Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with this Note. As soon as practicable after delivery of the Note, or delivery of an agreement and indemnification in the case of a lost Note, the Company shall issue and deliver to the Holder a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled (the "Conversion Shares"), and a check payable to the Holder in the amount equal to the cash amounts payable as a result of a conversion into fractional shares of such preferred stock. Any Conversion Event shall be deemed to have occurred immediately prior to the close of business on the date of the Conversion Event, and the Holder entitled to receive the preferred stock issuable upon such conversion shall be treated for all purposes as the record holder of such preferred stock on such date.

(c) Conversion Price Adjustment. At the end of each month during which the principal of the Note is unpaid; the conversion price (CP), subject to being no less than the Floor Price, shall be adjusted to the lesser of:
o           the existing conversion price, or
o           an adjusted conversion price calculated using the following formula: CP = SP x 110%
Where:  SP is the average of the monthly high stock price and low stock price as reported by Bloomberg, and Where Floor Price is:
o           $0.125 during the period August 1, 2009 through July 31, 2011 and,
o           After July 31, 2011, the lesser of $0.125 or the greater of either $0.05 per share or 8 times Cash EPS. Cash EPS is defined as Net Cash Provided by or used in Operating Activities minus Depreciation and Amortization divided by fully diluted share shares outstanding as reported on the most recently filed forms 10-Q or 10-K for the previous twelve months. The Note will be considered to outstanding for the purposes of calculating Cash EPS.

The shares of Common Stock underlying the Note will have anti-dilution protection for stock splits, stock dividends, and/or similar transactions.

(d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Conversion Price if the amount is greater than $0.125.

4. Transfer Restrictions. The Holder shall not transfer the Note or the Conversion Shares (except to its own affiliate, subsidiary, or shareholders) until (a) it has first given written notice to the Company, describing briefly the manner of any such proposed transfer; and (b) (i) the Company has received from counsel satisfactory to the Company an opinion that such transfer can be made without compliance with the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and applicable state securities laws, or (ii) a registration statement filed by the Company under the 1933 Act and applicable state securities laws is declared effective by the Securities and Exchange Commission and state securities commissions having jurisdiction.

5. Currency; Payments. All references herein to "dollars" or "$" are to U.S. dollars, and all payments of principal of, and interest on, this Note shall be made in lawful money of the United States of America in immediately available funds. If the date on which any such payment is required to be made pursuant to the provisions of this Note occurs on a Saturday or Sunday or legal holiday observed in the State of California, such payments shall be due and payable on the immediately succeeding date which is not a Saturday or Sunday or legal holiday so observed.

6. Representations and Warranties of Holder. Holder hereby represents and warrants that:

(a) Securities Not Registered. Holder is acquiring the Note for its own account, not as an agent or nominee, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws. By executing this Note, Holder further represents that Holder does not have any present contract, undertaking, understanding or arrangement with any person to sell, transfer or grant participations to such persons or any third person, with respect to the Note.

(b) Access to Information. The Company has made available to Holder the opportunity to ask questions of and to receive answers from the Company's officers, directors and other authorized representatives concerning the Company and its business and prospects, and Holder has been permitted to have access to all information which it has requested in order to evaluate the merits and risks of the purchase of the Note.

(c) Investment Experience. Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Note.

(d) Regulation D. Holder is an "accredited investor" as defined in Rule 501 under the 1933 Act. In the normal course of business, Holder invests in or purchases securities similar to the Note and the Series A Convertible Preferred Stock and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Note. The Holder is not a registered broker dealer or an affiliate of any broker or dealer registered under Section 15(a) of the Exchange Act of 1934, as amended, or a member of the National Association of Securities Dealers, Inc. or a Person engaged in the business of being a broker dealer.

(e) Unregistered. Holder has been advised that (i) neither the Note nor the Common Stock issuable upon conversion of the Note has been registered under the 1933 Act or other applicable securities laws, (ii) the common stock issuable upon conversion of the Note may need to be held indefinitely, and Holder must continue to bear the economic risk of the investment in the common stock issuable upon conversion of the Note is subsequently registered under the 1933 Act or an exemption from such registration is available, (iii) when and if the common stock issuable upon conversion of the Note may be disposed of without registration in reliance on Rule 144 promulgated under the 1933 Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, and Holder must deliver an opinion of counsel to the Company reasonably acceptable to the Company in form, substance and scope to the effect that the common stock may be sold or transferred under an exemption from such registration, and (iv) if the Rule 144 exemption is not available, public sale without registration will require compliance with an exemption under the 1933 Act.

(g) Pre-Existing Relationship. Holder has a pre-existing personal or business relationship with the Company or any of its officers, directors or controlling persons, or by his/its business or financial experience or the business or financial experience of his/its financial advisors who are unaffiliated with and who are not compensated by the Company, directly or indirectly, could be reasonably assumed to have the capacity to protect his/its own interest in connection with the acquisition of the Note and the common stock into which it converts.

(h) No Advertisement. Holder acknowledges that the offer and sale of the Note or the common stock into which it converts was not accomplished by the publication of any advertisement.

(i) No Review. Holder understands that no arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, has passed upon or made any recommendation or endorsement of the common stock into which it converts.

(j) Holder understands that the Common Stock into which the Note may convert shall bear a restrictive legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

7. Survival of Representation and Warranties. All representations and warranties made by Holder shall survive the earlier of the Due Date and shall remain effective and enforceable until the earlier to occur of the Due Date or the date on which claims based thereon shall have been barred by the applicable statutes of limitation.

8. Waiver. The Company expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, and diligence in collection.

9. Attorneys' Fees and Costs. In the event of any legal proceedings in connection with this Note, all expenses in connection with such legal proceedings of the prevailing party, including reasonable legal fees and applicable costs and expenses, shall be reimbursed by the non-prevailing party upon demand. This provision shall not merge with any enforcement order or judgment on this Note and shall be applicable to any proceeding to enforce or appeal any judgment relating to the Note.

10. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

11. Successors and Assigns. This Note shall inure to the benefit of the Holder and its successors and permitted assigns and shall be binding upon the undersigned and its successors and permitted assigns. As used herein, the term "Holder" shall mean and include the successors and permitted assigns of the Holder.

12. Governing Law. The parties acknowledge and agree that this Note and the rights and obligations of all parties hereunder shall be governed by and construed under the laws of the State of California, without regard to conflict of laws principles.

13. Modification. This Note may not be modified or amended orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

14. Entire Agreement. This Note constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements and understandings with respect to the matters covered hereby.

APOLLO MEDICAL HOLDINGS, INC.,
a Delaware corporation

By:
Its:
Address:
Holder:

By:
Its:
Address:

EXHIBIT D

IR S Form